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                                                                   Exhibit 5

                          [Bingham Dana LLP Letterhead]

                                November 5, 1999


LeukoSite, Inc.
215 First Street
Cambridge, Massachusetts 02142

Dear Sir or Madam:

         We have acted as counsel for LeukoSite, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on November 8, 1999 (the "Registration Statement").

         The Registration Statement covers the registration of an additional 450,000 shares of common stock, $.01 par value per share, of the Company (the "Shares), which are to be issued by the Company upon exercise of employee stock options to be issued pursuant to the LeukoSite, Inc., Amended and Restated 1993 Stock Option Plan, as amended (the "Plan").

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

         We further assume that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and

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against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                         Very truly yours,

                                                         /s/ Bingham Dana LLP

                                                         BINGHAM DANA LLP